WELLS FINANCIAL CORP.
                             53 FIRST STREET, S. W.
                             WELLS, MINNESOTA 56097
                                 (507) 553-3151

                              INFORMATION STATEMENT

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE NOT REQUESTED TO SEND US A PROXY


                                January 20, 2005

Dear Stockholder:

     We are providing this information statement to you as a stockholder of record of our outstanding common stock, par value $0.10 per share, at the close of business on January 20, 2005, to advise you that on January 18, 2005, the Board of Directors unanimously approved a one-for-one hundred reverse stock split. As a result of the reverse stock split, holders of 99 or fewer shares will be entitled to receive cash in lieu of the fractional shares in an amount equal to $31.50 per share for each pre-split share. The $31.50 per share represents the fair value for a share of our common stock as determined by Capital Resources, our financial advisor and was the price we paid for our stock in our recently completed modified Dutch auction tender offer.

     The reverse stock split will be immediately followed by a one hundred-for-one forward split for those stockholders owning at least one share of common stock after consummation of the reverse stock split. Both of these transactions are expected to become effective on February 21, 2005. Under Minnesota law, neither the reverse stock split nor the forward split requires the approval of the stockholders of the Company and stockholders are not entitled to exercise dissenters' rights of appraisal as a result of the transactions.

     As is discussed more fully herein, the purpose of the reverse stock split is to enable us to deregister our common stock from the reporting and other requirements of the Securities Exchange Act of 1934, as amended. The Board believes this is in the best interests of the Company and of the unaffiliated stockholders.

     We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

     THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN. WE ARE NOT ASKING FOR YOUR VOTE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THESE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS, OR DETERMINED IF THIS INFORMATION STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               SUMMARY TERM SHEET

     This  summary  highlights   selected   information  from  this  information
statement regarding the reverse/forward split and may not contain all of the information that is important to you. For a more complete description of the terms and conditions of the amendments to our articles of incorporation resulting in the reverse/forward split, you should carefully read this entire document, the attachments and any other documents to which we refer.

WHY IS THE COMPANY UNDERTAKING THE REVERSE STOCK SPLIT AND FORWARD STOCK SPLIT?

     The purpose of the reverse stock split is to reduce the number of stockholders of record below 300, which will enable the Company to terminate the registration of the common stock, and stop reporting under, the Securities Exchange Act of 1934, as amended (the "Exchange Act"). By terminating the Company's registration under the Exchange Act, we hope to achieve significant savings in expenditures for legal and accounting costs related to the reporting process and stockholder communications costs, as well as enable management, employees and the Board of Directors to focus on the operation and management of our business, rather than the reporting processes and the supervisory and regulatory structures and procedures which have recently been implemented. The purpose of the forward split is to return the number of outstanding shares of common stock to pre-split levels (less shares that have been cashed out). See "Special Factors - Background" at page 11.

WHAT IS THE IMPACT OF NOT BEING A REPORTING COMPANY?

     After the effectiveness of the amendments and deregistration under the Securities Exchange Act of 1934, we will no longer prepare or file quarterly, annual or other reports and proxy statements with the Securities and Exchange Commission. The reports which we will distribute may not contain all of the information which is contained in the annual report and proxy statements we currently distribute. Additionally, the common stock will no longer be eligible to be quoted on the Nasdaq National Market or on any stock exchange or organized market. See "Special Factors- Effects of the Reverse Stock Split- Effect of Reverse Stock Split on Company's Registration Under the Exchange Act," "- Effect on Nasdaq Listing Status and Market for Common Stock" at page 20 and "Market for Common Stock and Dividends" at page 40.

WHAT WILL I RECEIVE WHEN THE REVERSE/FORWARD SPLIT ARE EFFECTED?

     When the reverse split becomes effective, holders of 99 or fewer shares before the split will receive $31.50 in cash per pre-split share. The number of shares will be calculated by adding all shares registered in the same manner. Shares held in street name will not be aggregated with shares registered in your own name, and shares owned by related persons or in different capacities will not be aggregated. See "Special Factors - Manner of Calculating Ownership" at page 22 and "- Effects of the Reverse Stock Split- Effect on Outstanding Shares of Common Stock" at page 19.

     Holders of 100 or more shares will continue as stockholders of the Company and will hold the same number of shares of common stock following the reverse/forward split as they held prior to the amendments. The percentage ownership interest of all continuing stockholders will be proportionately increased as a result of the elimination of shares held by persons who held 99 or fewer shares. Continuing stockholders will not receive cash as a result of the amendment and reverse/forward split. See "Special Factors - Effects of the Reverse Stock Split" at page 19.

DOES THE BOARD OF DIRECTORS BELIEVE THAT THE AMENDMENTS AND REVERSE/FORWARD SPLIT ARE FAIR?

     Yes. Our Board of Directors believes that the amendments and the reverse/forward split are fair to and in the best interests of the Company and its unaffiliated stockholders. In reaching this conclusion, the Board considered, among other things:

     o the matters discussed under "Special Factors - Purposes of and Reasons for the Reverse Stock Split and Forward Split";

     o the current financial position of the Company and its available sources of liquidity;

     o    the business and financial prospects for the Company;

     o the continuing costs of compliance with the Company's reporting obligations under the Exchange Act; and

     o the current and historical market prices for our common stock and the liquidity of the market for that common stock.

ARE STOCKHOLDERS BEING ASKED TO APPROVE THESE TRANSACTIONS?

     No. Under Minnesota law, no vote of stockholders is required to effect either the reverse stock split or the forward stock split. We are not asking for your vote or consent on these transactions.

DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

     No. There are no appraisal rights for any stockholder who dissents from approval of the proposed amendments and reverse/forward split under Minnesota law or our governing documents.

WHAT  ARE  THE  FEDERAL   INCOME  TAX   IMPLICATIONS   OF  THE   AMENDMENTS  AND
REVERSE/FORWARD SPLIT?

     The receipt of cash by holders of 99 or fewer shares will generally result in a taxable gain or loss to the holder for federal income tax purposes. Other than the cash payments for fractional shares, no gain or loss should generally be recognized by a stockholder. For more information, see "Special Factors - Federal Income Tax Consequences" at page 37.

SHOULD I SEND IN MY CERTIFICATES NOW?

     No. After the effectiveness of the amendments and reverse/forward split, holders of 99 or fewer shares will be sent a letter of transmittal and instructions for submitting shares for payment. Holders of 100 or more shares will not be required to exchange their certificates.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following summary historical consolidated financial information has been derived from our consolidated financial statements for the years ended December 31, 2003 and 2002 and from our unaudited consolidated financial statements for the nine months ended September 30, 2004 and 2003 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 and our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003. COPIES OF THESE REPORTS MAY BE OBTAINED AS DESCRIBED IN THIS DOCUMENT.

                              WELLS FINANCIAL CORP.
                    SUMMARY HISTORICAL FINANCIAL INFORMATION

  FINANCIAL HIGHLIGHTS                                        At September 30                At December 31,
                                                          --------------------------    ---------------------------
  (Dollars in Thousands except per share data)               2004         2003              2003         2002
                                                          --------------------------    ---------------------------
  Total assets                                                $232,476     $222,453          $223,805     $220,616
  Loan receivable, net                                         194,098      147,912           162,046      155,281
  Securities available for sale, at fair value                  16,156       24,576            27,410       19,856
  Cash and cash equivalents                                     11,565       40,601            25,318       36,571
  Deposits                                                     165,082      167,622           169,662      169,126
  Borrowed funds                                                33,640       23,000            23,000       23,000
  Total stockholders' equity                                    28,921       27,404            27,868       25,223

                                                           For Nine Months Ended              For Year Ended
                                                               September 30,                   December 31,
                                                          --------------------------    ---------------------------
                                                             2004         2003              2003         2002
                                                          --------------------------    ---------------------------
  Interest income                                               $9,081       $8,534          $ 11,514     $ 13,865
  Interest expense                                               2,921        3,574             4,595        6,247
  Net interest income                                            6,160        4,960             6,919        7,618
  Provision for loan losses                                         --           --                --           23
  Non-interest income                                            2,886        6,634             7,750        5,957
  Non-interest expense                                           6,649        6,641             8,899        7,849
  Income tax expense                                               884        1,926             2,230        2,363
  Net income                                                     1,513        3,027             3,540        3,340
  Basic earnings per share                                        1.30         2.68              3.12         2.84
  Diluted earnings per share                                      1.28         2.62              3.05         2.75
  Dividends per share                                             0.66         0.60              0.80         0.72
  Book value per share                                           24.88        24.18             24.15        22.42

  OTHER SELECTED DATA
  Performance Ratios (1):
  Return on average assets (net income divided by
     average total assets)                                         0.9%         1.8%              1.6%         1.5%

  Return on average equity (net income divided by
     average equity)                                               7.1%        15.3%             13.3%        13.3%

  Average interest-earning assets to average interest-
     bearing liabilities                                           1.1%         1.1%              1.1%         1.1%

  Average equity to average assets ratio (average equity
     divided by average total assets)                             12.6%        11.8%             11.9%        11.1%

  Equity to assets at period end                                  12.4%        12.3%             12.5%        11.4%

  Dividend payout ratio                                           50.8%        22.4%             25.6%        25.4%
  ------------------
  (1) The ratios for the nine month periods are annualized.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma financial data assumes the transaction was completed on December 31, 2003, and September 30, 2004, respectively. We have included the following selected unaudited pro forma financial data solely for purposes of illustration. The pro forma financial data does not necessarily indicate what the operating results or financial position would have been if the transaction had been completed on such dates. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the Company will be following the transaction. The unaudited pro forma statement of operations data includes adjustments to reflect assumed cost savings and other operational efficiencies that management expects to realize as a result of the transaction and certain future transaction related expenses. Although management believes the amount of the projected cost savings and other operational efficiencies are reasonable, there can be no assurance that the Company will actually recognize these cost savings and operational efficiencies.

                              WELLS FINANCIAL CORP.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2003
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Interest income (a)                                            $  11,481
Interest expense                                                   4,595
                                                               ---------
     Net interest income                                           6,886
Provision for loan losses                                             --
                                                               ---------
     Net interest income after provision for loan losses           6,887
Noninterest income                                                 7,750
Noninterest expenses                                               8,899
                                                               ---------
Income before income taxes                                         5,737
Income tax expense / (benefit) (b)                                 2,230
                                                               ---------
     Net income                                                    3,507
                                                               =========

Basic earnings per share                                           $3.38
                                                               =========
Diluted earnings per share                                         $3.29
                                                               =========

Weighted average shares outstanding (c)                        1,037,464
Weighted average fully diluted shares outstanding (c)          1,065,087


(a)  Interest  income is  reduced  assuming  a 1.02%  rate.  The  funds  used to
     purchase  the  shares  are  primarily   cash  and   short-term   investment
     securities.
(b)  Income taxes are not assumed to change.
(c) Shares are reduced by 95,856. 88,056 for shares repurchased in tender offer that was consummated on December 3, 2004 and 7,800 shares estimated to be repurchased in reverse stock split.

                              WELLS FINANCIAL CORP.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Interest income (a)                                              $   9,056
Interest expense                                                     2,921
                                                                 ---------
     Net interest income                                             6,135
Provision for loan losses                                               --
                                                                 ---------
     Net interest income after provision for loan losses             6,135
Noninterest income                                                   2,886
Noninterest expenses                                                 6,649
                                                                 ---------
Income before income taxes                                           2,372
Income tax expense / (benefit) (b)                                     884
                                                                 ---------
     Net income                                                      1,488
                                                                 =========

Basic earnings per share                                             $1.40
                                                                 =========
Diluted earnings per share                                           $1.37
                                                                 =========

Weighted average shares outstanding (c)                          1,064,992
Weighted average fully diluted shares outstanding (c)            1,089,872


(a)  Interest  income is  reduced  assuming  a 1.02%  rate.  The  funds  used to
     purchase  the  shares  are  primarily   cash  and   short-term   investment
     securities.
(b)  Income taxes are not assumed to change.
(c) Shares are reduced by 95,856. 88,056 for shares repurchased in tender offer that was consummated on December 3, 2004 and 7,800 shares estimated to be repurchased in reverse stock split.

         The following tables set forth the Company's pro forma stockholder equity accounts as of December 31, 2003, and September 30, 2004, respectively, as if the reverse/forward split were effective as of such dates, resulting in the cashing out of 7,800 shares of common stock for an aggregate payment of $245,700. The Company's stockholder's equity as of the date of this information statement or as of any other day may be higher or lower than the amount set forth below, as a result of earning or losses from operations, the payment of dividends or other distributions, and changes in the value of the Company's available for sale securities.

                              WELLS FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



ASSETS
Cash and cash equivalents (a)                                    $ 22,281
Securities available-for-sale                                      27,410
Federal Home Loan Bank stock, at cost                               1,303
Loans receivable, net                                             162,046
Accrued interest receivable                                         1,209
Premises and equipment, net                                         3,585
Other assets                                                        2,734
                                                                 --------
      Total assets                                               $220,568
                                                                 ========

LIABILITIES
Deposits                                                         $169,662
Borrowed Funds                                                     23,000
Other liabilities                                                   3,275
                                                                 --------
      Total liabilities                                           195,937

STOCKHOLDERS' EQUITY
Common stock                                                          219
Additional paid-in capital                                         17,154
Unearned MSBP shares                                                (561)
Retained earnings                                                  26,889
Accumulated other comprehensive income                                525
Treasury stock (b)                                               (19,595)
                                                                 --------
      Total stockholders' equity                                   24,631
                                                                 --------

      Total liabilities and stockholders' equity                 $220,568
                                                                 ========
      Book value per share                                       $  23.28
                                                                 ========

(a) Cash and cash equivalents have been reduced to reflect the cash required for the repurchase and the expected expenses of the transactions.
(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the transactions.

                              WELLS FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2004
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



ASSETS
Cash and cash equivalents (a)                                    $  8,536
Securities available-for-sale                                      16,156
Federal Home Loan Bank stock, at cost                               1,777
Loans receivable, net                                             194,098
Accrued interest receivable                                         1,613
Premises and equipment, net                                         4,140
Other assets                                                        2,927
                                                                 --------
      Total assets                                               $229,247
                                                                 ========

LIABILITIES
Deposits                                                         $165,082
Borrowed Funds                                                     33,640
Other liabilities                                                   4,833
                                                                 --------
      Total liabilities                                           203,555

STOCKHOLDERS' EQUITY
Common stock                                                          219
Additional paid-in capital                                         17,142
Unearned MSBP shares                                                (396)
Retained earnings                                                  27,644
Accumulated other comprehensive income                                554
Treasury stock (b)                                               (19,471)
                                                                 --------
      Total stockholders' equity                                 $ 25,692
                                                                 --------

      Total liabilities and stockholders' equity                 $229,247
                                                                 ========
      Book value per share                                       $  24.08
                                                                 ========

(a) Cash and cash equivalents have been reduced to reflect the cash required for the repurchase and the expected expenses of the transactions.

(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the transactions.

                           FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

     o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

     o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

     o changes in deposit flows, loan demand or real estate values may adversely affect our business;

     o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

     o general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

     o    legislation or regulatory changes may adversely affect our business;

     o technological changes may be more difficult or expensive than we anticipate;

     o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

     o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

     All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

                                 SPECIAL FACTORS

OVERVIEW

     The Board of Directors has approved two related amendments to the Articles of Incorporation, the first of which would effect a one for 100 reverse split of the common stock, and the second of which would, immediately following effectiveness of the first, effect a 100 for one forward split of the common stock. The first amendment would become effective at 4:00 p.m. New York City time on a date to be determined by the appropriate officers of the Company, currently anticipated to be on or about February 21, 2005. The second amendment would become effective at 4:01 p.m. New York City time on a date to be determined by the appropriate officers of the Company, currently anticipated to be on or about February 21, 2005. Notwithstanding the foregoing, the Company reserves the right to delay the effectiveness of the amendments, or to abandon the amendments and the reverse/forward split without further action by or notice to stockholders.

BACKGROUND

     We were organized in December 1994 under the laws of the State of Minnesota for the purpose of acquiring all of the issued and outstanding common stock of Wells Federal Bank, fsb. This acquisition occurred in April 1995 at the time the Bank simultaneously converted from a mutual to a stock institution, and sold all of its outstanding capital stock to us and we made our initial public offering of common stock.

     We have been subject to the reporting requirements of the Exchange Act since completion of our initial public offering in 1995. Due largely to the enactment of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), which resulted in significant additional regulatory requirements adopted by both the SEC and the Nasdaq Stock Market, the demands on management to comply with additional regulatory requirements have greatly increased, as have the costs of outside professionals hired to assist us in meeting the new requirements. We estimate that the costs of complying with the Exchange Act reporting requirements amounted to approximately $140,000 in 2003, and we anticipate that such costs will increase significantly in 2004 and 2005 as the additional requirements of Sarbanes-Oxley are fully implemented.

     In early 2003, we began to experience the additional costs, demands on management time and the regulatory burdens of the new requirements under the Exchange Act and the Nasdaq Stock Market's new corporate governance requirements adopted pursuant to Sarbanes-Oxley. In addition, management became aware of additional requirements of Sarbanes-Oxley, such as the internal control and auditing requirements of Section 404 of Sarbanes-Oxley, which will impose tremendous costs and burdens on the Company, significantly increase the Company's fees payable to its independent auditors and will require the Company to hire additional personnel in order to assist it in meeting those new requirements. While the requirements of Section 404 have since been postponed until the end of 2005, because of the enormous difficulty in complying with these new requirements, most public companies are preparing for these additional requirements, and are incurring these significant additional costs, right now. As a result, in mid-2003, we began to consider ways to deregister our common stock from the Exchange Act in order to avoid becoming subject to the proposed and existing new regulatory requirements.

     We were advised in 2003 that if we have fewer than 300 stockholders of record, we may deregister our stock and thereby not be subject to the Exchange Act reporting requirements and Nasdaq Stock Market rules. While the Company currently has approximately 368 stockholders of record, approximately 155 stockholders own 99 or fewer shares. In light of this information, in September 2003, we began to consider alternative means to reduce our stockholder base to below 300 stockholders of record and thereby be eligible to deregister. One alternative considered was a 1 for 100 reverse stock split which, under Minnesota law, could, under certain circumstances, be accomplished without obtaining the approval of stockholders and would have reduced the number of stockholders of record to fewer than 300. Consequently, the Board of Directors requested that management begin gathering information on the possibility of reducing the number of record holders of our stock to fewer than 300. In late 2003, management was asked to contact counsel to obtain an understanding of the listing requirements and methods for deregistering our common stock, including the possibility of a reverse stock split and an issuer repurchase program.

     In December 2003, management advised the Company's Minnesota counsel to provide a presentation that outlined a 1 for 100 reverse stock split that would accomplish the goal of deregistering our common stock and the various conditions under which such a transaction could occur under Minnesota law. The Board was also advised that, immediately after declaring a reverse stock split, it could initiate a forward stock split in order to increase the number of issued and outstanding shares of our common stock to pre-reverse stock split levels, less any fractional shares that are cashed-out in the reverse stock split. Included in the presentation were estimated costs to complete the transaction and the effects of a reverse stock split on the stockholders of the Company. Management of the Company also conferred with the Company's SEC counsel regarding the ramifications under federal securities laws of a reverse stock split with the effect of going private.

     In February 2004, the Company's Minnesota counsel gave its opinion to the Directors and management of the Company regarding the burdens and benefits resulting from the Company's status as a public company and evaluated the alternatives to remaining listed on the Nasdaq National Market. The opinion also contained information on the requirements to terminate the Company's registration under the Exchange Act and the advantages and disadvantages thereof.

     In March 2004, the Company's Minnesota counsel gave its opinion to the Board of Directors regarding, among other things, the Board's fiduciary duties to stockholders, the Company's current status as public company and the new requirements imposed on it pursuant to Sarbanes-Oxley, SEC regulations and the regulations of the Nasdaq Stock Market. In addition, Minnesota counsel outlined the procedures under Minnesota law for a reverse stock split, presented the advantages and disadvantages of terminating the Company's registration under the Exchange Act, discussed possible alternative transactions for accomplishing such termination of registration and reviewed the federal securities laws implications of going private and delisting from the Nasdaq Stock Market.

     In April 2004, the Board of Directors received a generic presentation from the Company's independent auditors regarding the implementation of Section 404 of Sarbanes-Oxley. The presentation detailed the historical background of Sarbanes-Oxley Section 404, PCAOB Auditing Standard No. 2, the effective date of the new requirements, management's responsibility for the assessment process, the auditor's attestation requirements and the reporting requirements of Section
404. In addition, in April 2004, the Board received information from its SEC counsel regarding the implications and requirements under the federal securities laws applicable to a reverse stock split with a going private component. At that time, the Board discussed various alternatives methods to reduce the number of stockholders to fewer than 300, such as an odd lot tender offer, open market repurchase program and modified Dutch auction issuer tender offer.

     In May 2004, the Board further considered a modified Dutch auction issuer tender offer as a means for reducing its stockholders of record below 300. However, the Board had been advised by counsel that these types of repurchase programs by the Company, such as an issuer tender offer, odd-lot tender offer or open market repurchase plan, are, by their nature, voluntary transactions on the part of stockholders and, therefore, could not guarantee that a sufficient number of stockholders would tender their shares to enable the Company to deregister. The Board was advised that the only transaction under consideration with the certainty of the result desired by the Board was the reverse stock split. The Board had previously been advised to obtain investment banking advice from a firm experienced in transactions of these types to assist it, among other things, in ascertaining the value of the common stock for purposes of cashing out fractional shares in a reverse stock split or setting a range of value for a modified Dutch Auction issuer tender offer. The Company hired Capital Resources Group, Inc. ("Capital Resources") in May, 2004, to advise the Board on the financial impact of various strategies for deregistering the common stock and provide valuation advice to the Board. Among other things, Capital Resources analyzed the financial condition and operating performance of the Company by reviewing the Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, internal loan classification and delinquency list, and other financial information concerning the business and operations of the Company.

         On June 15, 2004, Capital Resources provided the Company with a reverse stock split valuation analysis. The analysis focused on the determination of an appropriate pricing range for the Company to repurchase its common stock in a reverse stock split transaction where fractional shares would be cashed-out. In preparing its analysis, Capital Resources considered recent developments and conditions in the equity markets for thrift institutions, and the Company's operating results, financial condition and future prospects. Capital Resources took into account the following factors in its analysis: (i) the impact of stock repurchases on the Company's pro forma earnings per share and book value; (ii) the Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions of similar size and with similar financial ratios; (iii) pricing premiums paid in recent stock repurchase transaction that are similar to the Company's proposed reverse stock split; and (iv) a discounted cash flow analysis of the Company. In the analysis, Capital Resources determined that an appropriate pricing range for the Company to cash-out shares in a reverse stock split would be between $28.00 and $29.00 per share. However, this analysis was subject to changes in the Company's trading price and conditions in the thrift equity markets and was provided for informational purposes only for assisting the Board in its deliberations regarding the type of transaction it wanted to undertake. At that meeting, the Board further discussed the advantages and disadvantages of a reverse stock split and an issuer tender offer and determined to continue exploring these transactions.

         On July 6, 2004, the Board met with representatives of outside counsel and Capital Resources participating via telephone to discuss all the alternatives available to it. At that meeting, the Board actively considered a reverse stock split, the possibility of a forward stock split following the reverse stock split, a modified Dutch auction issuer tender offer, an odd-lot tender offer and an open market repurchase program. The Board did not actively consider other transactions, such as a sale or liquidation of the Company. While only the reverse stock split provided the Board with the certainty of allowing the Company to deregister its common stock, the Board was concerned about the compulsory nature of such a transaction namely, that stockholders would not be given a choice to sell their shares of common stock back to the Company prior to deregistration and delisting. While the Board did discuss the possibility of delisting the Company's common stock without conducting an issuer tender offer through a reverse stock split, it ultimately rejected this course of action as it would not have afforded stockholders an opportunity to participate in the offer and to voluntarily liquidate their ownership in the Company at a premium over the current market prices for the common stock. Instead the Board considered proceeding with a reverse stock split only if its common stock would not become eligible for termination of its registration under the Exchange Act after completion of the offer. In arriving at this conclusion, the Board was mindful of the compulsory nature of a reverse stock split, the lack of stockholder consent and the effects of such delisting and deregistration on the trading market for the common stock, and on the amount of public information regarding the Company following completion of the offer. In considering the offer (and the reverse and forward stock splits, if necessary), the Board also considered the elimination of the substantial time and costs associated with being a public reporting company in deciding to proceed with the offer. See " - Purposes of and Reasons for the Reverse Stock Split" for a discussion of the benefits associated with becoming a deregistered company.

     On September 21, 2004 Capital Resources made a presentation to the Board which focused on the work Capital Resources performed to establish a proposed recommended price range for a potential issuer tender offer. This recommended price range was $29.50 to $31.50 per share. At a Board of Directors meeting held on September 27, 2004, Capital Resources stated that it was now prepared to render its opinion that the offer (based on the range it recommended) was fair from a financial point of view to our stockholders. The proposed offer with a price range of $29.50 to $31.50 was then presented to the Board. The Board reviewed the opinion of Capital Resources, and the terms of the offer, and determined to approve the offer as fair and in the best interests of us and our stockholders. The Board of Directors, by unanimous vote, determined to accept Capital Resources' recommended pricing and, following completion of the offer, if possible to deregister the Company's common stock from the Exchange Act. If after completion of the offer the Company had more than 300 stockholders of record, the Board resolved to proceed with a reverse stock split in a manner that would reduce the number of stockholders to fewer than 300. The Board, however, did not formally adopt a resolution authorizing a reverse stock split, pending the results of the completion of the offer.

     The Company commenced its issuer tender offer on September 28, 2004. On October 29, 2004, the Company extended the expiration date of its offer to November 19, 2004 to allow stockholders sufficient time to review a supplement to the offer to purchase which was mailed on November 2, 2004.

     On November 10, 2004, Opportunity Partners, L.P., a hedge fund based in Pleasantville, New York ("Opportunity Partners"), sent a letter to the Company purporting to make an offer to acquire all outstanding shares of common stock of the Company. In the letter, Opportunity Partners stated that it was "...prepared to pay $33.00 for all shares of Wells subject only to regulatory approval." At the time, this letter was the first and only contact that the Company had ever had from Opportunity Partners. In fact, according to the Schedule 13D Opportunity Partners filed with the Securities and Exchange Commission ("SEC") on November 10, 2004, Opportunity Partners did not become a stockholder of the Company until November 2, 2004, more than a month after the Company announced its modified Dutch auction tender offer on September 28, 2004. According to their Schedule 13D, Opportunity Partners is "a private investment fund" or "hedge fund." It also reported in its Schedule 13D that it had accumulated
96,798 shares of the Company's common stock during the period beginning on November 2, 2004, and ending on November 5, 2004, at various prices ranging from $30.00 per share to $31.50 per share. This trading activity by Opportunity Partners, which was more than ten times the average trading volume in the Company's stock, and the recent public statements by Opportunity Partners, has had the effect of significantly increasing the trading price of the common stock to level above the maximum offer price of $31.50 per share.

     At a regularly scheduled Board of Directors meeting held on November 16, 2004, the Board considered and discussed the three-paragraph November 10th letter from Opportunity Partners. At the meeting, the Board discussed whether the letter appeared to be a credible or firm offer for the Company. After reviewing the letter and publicly available information concerning Opportunity Partners and consulting with its advisors, the Board concluded that the letter from Opportunity Partners was not a credible offer for the Company. Accordingly, the Board concluded that it is in the best interests of the Company and its stockholders for the Company to pursue its long-term business plan, and the modified Dutch auction tender offer and reverse stock split. The Board took into account the following factors in reaching these conclusions:

     o The letter from Opportunity Partners does not appear to be a firm or credible offer for the Company. It could not be discerned from the Opportunity Partners' letter (a) what the consideration for the offer is (i.e., cash, stock, debt or combinations of the foregoing); (b) the financial ability of Opportunity Partners to acquire the Company and consummate the transaction; (c) the ability of Opportunity Partners to obtain regulatory approval for the transaction; (d) the banking experience and banking managerial resources, if any, of Opportunity Partners that would allow it to own and control a federally chartered and regulated savings bank; (e) whether Opportunity Partners had filed any or all necessary regulatory applications to acquire more than 10% of the Company as required by federal banking laws and regulations of the Office of Thrift Supervision ("OTS"), the Company's primary federal regulator; (f) the other major terms and conditions that are typical in any offer for acquisition of a company and, in particular, for the acquisition of savings and loan holding company; and (g) the permissibility under federal banking laws of a hedge fund acquiring a federal savings bank or its holding company.

     o The Board also considered (a) the fact that Opportunity Partners became a stockholder only AFTER the Company's offer had been made and accordingly knew the price range in the offer prior to purchasing the Company's stock, yet stated in its letter that the "tender offer price range does not provide fair value for stockholders" (begging the obvious question, why did they then buy the stock?); (b) the absolute and complete lack of any communication from Opportunity Partners prior to November 10, 2004; and the fact that Opportunity Partners became a stockholder of the Company only eight days prior to sending its letter.

     o The Board also again considered and reviewed its strategic options in light of the letter from Opportunity Partners, as it had done prior to undertaking the offer. In this connection, the Board once again considered the Company's long-term business plan, the purposes of the offer, the consequences of the offer and the fairness of the offer to both the unaffiliated stockholders of the Company who tender in the offer and those who remain stockholders of the Company following the completion of the offer. See "- Fairness of the Transactions" below for more information regarding the fairness of the offer. The Board also affirmed and confirmed that the Company is still not for sale and that selling the Company at this time is not part of its strategic plan to enhance stockholder value in the Company. The Board again concluded that it is in the best interests of the Company and its stockholders for the Company to pursue its long-term business plan, and the modified Dutch auction tender offer and reverse stock split.

     o The Board also gave serious consideration to the financial and legal ability of Opportunity Partners to actually consummate any acquisition of the Company. In evaluating any offer for the Company, the Board of Directors must consider the likelihood of any potential purchaser of the Company being able to complete the proposed transaction. This consideration may include, among other things, whether the proposed buyer has the financial wherewithal to consummate the acquisition and whether it is likely that the proposed buyer can obtain all necessary regulatory approvals to acquire the Company. The Board of Directors is not required to spend significant amounts of management resources, time and the Company's money pursuing acquisitions that do not have a reasonable likelihood of being consummated. In the Board's view, the likelihood of a hedge fund being approved to own and operate a federally chartered savings bank and its savings and loan holding company parent under current federal banking laws was extremely remote. Because Opportunity Partners has not provided the Board with any information concerning its financial ability to consummate the acquisition of the Company, whether it has filed any of the necessary regulatory applications or how the transaction would be structured in order to obtain regulatory approval in view of existing banking laws and regulations, which prohibit federal savings banks from engaging in hedge fund activities, the Board concluded that the letter from Opportunity Partners was not a bona fide or firm offer for the Company. Rather, it appeared to the Board that Opportunity Partners, whose business is buying and selling stocks for the benefit of their clients, not running a bank, was merely attempting to make a quick profit on the Company's stock. This conclusion was further buttressed by the fact that, according to Opportunity Partners' Schedule 13D, it had used margin loans to finance a portion of the purchase of the Company's stock. Margin debt is not typically used to finance a long-term investment.

     o Other than the consideration for the offer, the form of which is still unknown, the letter of Opportunity Partners did not include any other material terms and conditions of an offer typical in the banking industry and for most other types of companies. For example, among other things, there was no mention whatsoever of the proposed structure of the transaction, the treatment of the Company's contractual obligations to its customers, employees and vendors, the timing of the transaction, any conditions to consummation (other than regulatory approval), how or when they would attempt to obtain regulatory approval, whether or when they would conduct due diligence or the material terms they would seek in any proposed merger agreement regarding representations, warranties and covenants from the Company, termination provisions, deal protection, etc. Accordingly, the Board concluded that the letter was too vague and uncertain to constitute a firm or bona fide offer for the Company.

     o The Company's governing documents prepared in accordance with Minnesota law state that the Board of Directors when evaluating any offer to (A) make a tender or exchange offer for any equity security of the Company, (B) merge or consolidate the Company with another company or entity or purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer: on the Company's present and future customers and employees and those of its subsidiaries; on the communities in which the Company and its subsidiaries operate or are located; on the ability of the Company to fulfill its corporate objective as a financial institution holding company under applicable statutes and regulations; and on the ability of its financial institution subsidiaries to fulfill the objectives of a stock form financial institution under applicable statutes and regulations. The Board considered these factors in rejecting the purported proposal of Opportunity Partners. The governing documents of the Company also contain significant anti-takeover provisions which limit the ability of potential hostile acquirors from owning or voting more than 10% of the Company's stock, requiring supermajority voting and fair price provisions for certain business combinations not approved by the Board of Directors and the elimination of cumulative voting in the election of directors. Because the Board of Directors would oppose and not vote in favor of any potential acquisition by Opportunity Partners, as the Company is not for sale and the Board does not believe Opportunity Partners could obtain regulatory approval for its offer, the Board considered these factors as rendering it highly unlikely that any hostile action by Opportunity Partners would be successful.

     Accordingly, in view of the foregoing considerations, the Board concluded that it was in the best interests of the Company and its stockholders for the Company to pursue its long-term business plan, and the modified Dutch auction tender offer and reverse stock split and rejected the purported offer of Opportunity Partners.

     On November 18, 2004, the Board received only its second communication from Opportunity Partners. In this second letter, Opportunity Partners again indicated its belief that the offer does not provide fair value for the stockholders and increased its offer to "$35.00 per share for all shares of Wells..." The letter also indicated that they "would be willing to consider negotiating a price in excess of $35.00 per share after conducting due diligence." The letter also threatened further action against the Company if the Board does not respond or agree to the purported offer. The letter, however, did not include any additional information that would make the offer appear to be bona fide. In addition, the Board of Directors had already concluded that the Company is not for sale. Accordingly, on November 19, 2004, the Company sent a letter to Opportunity Partners rejecting their purported proposal and issued a press release to the same effect.

     On November 22, 2004, the Company announced that it had again extended the expiration date of its tender offer to December 3, 2004, so that the Board of Directors could consider whether additional information relating to the tender offer and the proposal from Opportunity Partners should be disseminated to the Company's stockholders. On November 23, 2004, the Company announced that it had filed a Second Supplement to its Offer to Purchase with the Securities and Exchange Commission containing additional information regarding the tender offer and the proposal from Opportunity Partners, including the reasons why the Board had rejected the proposal.

     The Company's modified Dutch auction tender offer, as extended, expired on December 3, 2004. A total of 88,056 shares were purchased by the Company at a per share price of $31.50. After completion of the offer, the Company determined that its number of stockholders of record continued
to exceed 300 and therefore it was not eligible for deregistration. The Board of Directors met on December 21, 2004 and discussed the results of the offer. The Board reaffirmed its determination that deregistration was in the best interests of the Company and its stockholders and decided to proceed with the reverse/forward split.

     On January 3, 2005, the Company received another letter from Opportunity Partners indicating that it intends to solicit proxies for all matters brought before the 2005 annual meeting of the Company's stockholders and that it will propose that (1) the Board accept the purported offer by Opportunity Partners (as discussed above) and (2) the Company's common stock be registered with the SEC and listed on the Nasdaq National Market. The letter also requested from the Company a current list of the names and addresses of the Company's stockholders of record and beneficial owners pursuant to Rule 14a-7 of the SEC's proxy rules. By letter dated January 7, 2005, the Company notified Opportunity Partners that its request for the Company's stockholder list was defective under Rule 14a-7 of Regulation 14A and that the Company was, therefore, not required to supply the requested information.

DECISION NOT TO APPOINT A SPECIAL COMMITTEE OF THE BOARD TO CONSIDER OR STRUCTURE THE TRANSACTIONS

     Our Board of Directors did not form a special committee to approve the transactions. The Company is a small company, with only six Directors, four of whom are outside, non-employee Directors. If a special committee had been formed, it is likely it would have consisted of all of the non-employee Directors so it did not appear to be meaningful to form such a committee. It is difficult and costly for Directors to meet frequently in separate capacities for both committee meetings and Board meetings. In view of the relatively small number of Directors, four of whom are non-employee Directors, the fact that all Directors of the Company own shares of common stock of the Company and that the Board received the advice of an independent financial advisor regarding the fairness of the consideration to be paid to stockholders who tendered their shares in the tender offer or who are cashed out as a result of the reverse stock split, contributed to the Board's decision not to form a separate committee to consider or structure these transactions

PURPOSES OF AND REASONS FOR THE REVERSE STOCK SPLIT AND FORWARD SPLIT

     REVERSE STOCK SPLIT. Since the initial public offering, our common stock has been registered under the Exchange Act and we have been subject to the reporting and proxy requirements of that Act. The common stock must be registered, and we must follow these requirements, so long as there are 300 or more holders of record of the common stock.

     The purpose of the reverse stock split is to reduce the number of stockholders of record of Wells Financial's common stock below 300 so as to permit the Company to deregister our common stock with the SEC and become a private company. One result of our "going private" would be that we would no longer have to file periodic reports with the SEC, as required under the Exchange Act, including, among other reports, annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. In addition, we would not be subject to the SEC's proxy rules. The Board of Directors estimates that this could result in a significant cost savings to Wells Financial, as it currently costs us approximately $140,000 to be a public company, and will allow management to spend more time focused on its regular business activities. This decision is principally in response to the enactment of Sarbanes-Oxley and the costs associated with additional reporting and auditing requirements applicable to public companies adopted pursuant to this law. We estimate that these additional costs will be approximately $300,000 per year, resulting from accounting and auditing fees increasing by approximately $55,000, personnel costs increasing by approximately $210,000, and approximately $35,000 in increased legal fees and other costs.

     If the common stock is deregistered, we intend, at this time, to supply stockholders with an annual report containing audited financial statements and a proxy statement after each year, though there is no requirement that it do so and it will not be bound by any of the SEC's disclosure requirements to which it is currently subject. Since we will no longer be submitting annual and quarterly reports to the SEC following deregistration, the cost associated with reviewing these filings by both the independent auditors and legal counsel would likely decrease substantially.

     We believe that "going private" at this time is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to both complete the cash out of fractional shares that will result from the reverse stock split and continue with our regular pursuit of business opportunities.

     FORWARD STOCK SPLIT. The primary purpose of the forward stock split is to establish a range for the stock price attractive to retain investors, thus potentially improving its liquidity.

EFFECTS OF THE REVERSE STOCK SPLIT.

     EFFECT ON OUTSTANDING SHARES OF COMMON STOCK. Following the reverse stock split, each stockholder who owned 99 or fewer shares prior to the effectiveness of the reverse stock split will receive cash equal to $31.50 per pre-effectiveness share. Certificates held by persons owning an aggregate of 99 or fewer shares will thereafter represent only the right to receive this cash payment, and will not represent issued or outstanding shares. Holders of 100 or more shares will continue to hold the same number of shares of common stock following the reverse/forward split as they did before.

     As a result of the reverse stock split, we expect that the number of outstanding shares of common stock will be reduced by approximately 7,800 to 1,073,848 and the number of stockholders of record of the common stock to decline to approximately 213, from 368. The percentage ownership interest of all continuing stockholders will be proportionately increased as a result of the elimination of shares held by persons who held 99 or fewer shares. The actual number of shares or stockholders which may ultimately be cashed out may vary, based upon the actual distribution of shares held in street name and the impact of stockholder efforts to consolidate holdings between the date of this information statement and the effectiveness of the amendments. Shares which are cashed out will be returned to the status of authorized but unissued shares of common stock.

     EFFECT ON COMPANY'S EQUITY ACCOUNTS. The amendments and the reverse/forward split will not have any effect on the number or par value of authorized shares of common stock or preferred stock. The reverse/forward split will not have any effect on the Company's historic per common share earnings. The rights of continuing stockholders will not be affected by the reverse/forward split. See "Summary Unaudited Pro Forma Consolidated Financial Information" for more detailed information regarding the pro forma effects of the transactions and the assumptions made.

     The Bank's pro forma capital ratios remain in excess of the levels required for well capitalized status.

     EFFECT OF REVERSE STOCK SPLIT ON COMPANY'S REGISTRATION UNDER THE EXCHANGE ACT. The Company intends to file a notice on Form 15 terminating its obligations as a reporting company under the Exchange Act as soon as practicable after effectiveness of the amendments. This means that the Company, which will have fewer than 300 stockholders of record, will no longer be required to prepare, file and distribute to stockholders, and it will not prepare, file or distribute to stockholders, annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on form 8-K or proxy statements and annual reports to stockholders meeting the requirements of the Exchange Act. The Company would not be required to file reports under the Exchange Act again until it had more than 500 stockholders of record as of the end of any year, or it had a registration statement under the Securities Act of 1933 declared effective.

     EFFECT ON NASDAQ LISTING STATUS AND MARKET FOR COMMON STOCK. The common stock is currently traded on the Nasdaq National Market. Once the Company deregisters the common stock from the Exchange Act, the common stock will no longer be eligible to be quoted on the Nasdaq National Market or any other organized market or national securities exchange. It is expected that this will reduce the liquidity of the common stock. It is possible that any further transactions may only occur in privately-negotiated transactions.

     EFFECT ON OUTSTANDING STOCK OPTIONS. The outstanding options to acquire shares of common stock of the Company held by employees and Directors of the Company will continue to be outstanding after the transaction. Pursuant to the stock option plan, the number of unexercised options and the exercise price will be appropriately adjusted as of the effective time of the amendments to reflect the amendments. As of January 14, 2005, there were options outstanding to purchase 84,636 shares of the common stock of the Company. The options were granted to Directors and employees of the Company as incentive compensation for services to the Company. Holders of options not exercised prior to the effective time of the amendment to the Articles of Incorporation effecting the reverse stock split will hold stock options in the Company as a private company with limited liquidity. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the Board of Directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the Securities Act, optionees will be required to acquire such shares for investment purposes. They will benefit from any future appreciation in the value of the Company after the transaction and will assume the risk of any future downturns in the business of the Company after the transaction.

BENEFITS AND DETRIMENTS OF THE REVERSE STOCK SPLIT.

     As we described above, the reverse stock split will reduce the number of issued and outstanding shares of common stock of Wells Financial. Accordingly, upon the completion of the reverse stock split, remaining stockholders (those owning more than 99 shares) will realize a proportionate increase in their relative ownership interest in Wells Financial, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. The percentage ownership interest of remaining stockholders in Wells Financial after the reverse stock split will be greater than their percentage ownership interest before the reverse stock split. Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

     Consummation of the reverse stock split will permit the continuing stockholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment discretion with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Wells Financial following the reverse stock split.

     Following the reverse stock split, we intend to terminate the registration of our common stock under the Exchange Act which will no longer permit us to be traded and quoted on the Nasdaq National Market. As a result, the equity securities of Wells Financial outstanding after the reverse stock split will not be admitted to trading or quotation on any national securities exchange or association, there will be limited trading information and market liquidity regarding such securities, and we will no longer file periodic reports with the SEC.

     Becoming a deregistered company will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act, especially in light of the heightened compliance and disclosure requirements attributable to the passage of Sarbanes-Oxley. In addition to expending the time of our management, we incur significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. The total out-of-pocket expenses associated with maintaining our public status is expected to be approximately $440,000 per year. These costs are expected to include approximately $15,000 for review and submission of periodic reports to the SEC (such as Forms 10-KSB and Forms 10-QSB and 8-K), legal fees of approximately $35,000, accounting and auditing fees of approximately $95,000, annual fees of approximately $62,000 for our transfer agent and printing and mailing costs associated with communications with stockholders and fees relating to the listing of our common stock on the Nasdaq National Market of approximately $23,000. These costs also include estimated salaries and time of our existing employees and the costs to hire additional employees who will be required to devote attention to these matters of approximately $210,000. Once we deregister our stock, we will not incur these costs and will not need to hire new employees to assist us in maintaining our status as a public company.

     The termination of the registration of the shares under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the proxy rules, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that our officers, directors and ten-percent stockholders file certain reports concerning ownership of our equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. Furthermore, the ability of "affiliates" of the Company and other persons to dispose of their shares of common stock that are "restricted securities" pursuant to Rule 144 promulgated under the Securities

Act of 1933, as amended, may be impaired or eliminated. Once our common stock is deregistered, we intend, at this time, to supply stockholders with an annual report containing audited financial statements and a proxy statement after each year, though there is no requirement that it do so and it will not be bound by any of the SEC's disclosure requirements to which it is currently subject. Because we will no longer be submitting annual and quarterly reports to the SEC following deregistration, the cost associated with reviewing these filings by both the independent auditors and legal counsel would likely decrease substantially.

     You may be able to sell shares that are otherwise not purchased in our reverse stock split. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this reverse stock split. Consummation of the reverse stock split will further reduce the liquidity of the shares, and there can be no assurance that stockholders will be able to find willing buyers for their shares after the reverse stock split.

         Following completion of the reverse stock split, we may repurchase additional shares in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to stockholders than the terms of this reverse stock. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

SOURCE OF FUNDS; EXPENSES.

     The Company currently intends to pay the approximately $245,700 estimated cost of cashing out holders of less than one whole share after the reverse split out of its working capital and cash on hand. The effectiveness of the amendments and reverse/forward split is not contingent on arranging third party financing, and the Company has not arranged any such financing to date. The source of the working capital funds to be used by the Company is dividends from the Bank.

     The Company expects to incur approximately $44,500 in out of pocket expenses in connection with the amendments and reverse/forward split, including approximately $30,000 in legal fees; $5,000 in accounting expense; $7,000 for printing and mailing this information statement; and $2,500 in SEC filing fees and other miscellaneous expenses. The foregoing amounts are estimates, and the actual amounts incurred could be higher or lower.

MANNER OF CALCULATING OWNERSHIP.

     We intend to treat each different registration as a separate stockholder. For example, if a husband and wife own 50 shares in the husband's name, 50 shares in the wife's name and 50 shares jointly, each registration will be treated separately, their ownership will not be aggregated and all shares will be converted into cash. If you own shares registered in your own name and in street name at the time of effectiveness, your shares will not be aggregated. If you own shares represented by multiple certificates registered in the same manner, your ownership will be aggregated. If you hold shares in street name through multiple accounts, your ownership will not be aggregated. For purposes of the reverse/forward split, we intend to treat shares held by the Wells Employee Stock Ownership Plan as being held by a single holder, and will not apply the effect of the amendment to individual accounts under the plan.

     We intend to treat beneficial stockholders holding common stock in street name through a nominee, such as a bank or broker-dealer, in the same manner as stockholders whose shares are registered in their names. We will instruct all nominees to effect the reverse/forward split for their beneficial holders. These nominees may, however, have different procedures for effecting the splits. Thus, stockholders holding shares in street name should contact their nominees.

     If stockholders holding 99 or fewer shares do not want to be cashed out, they may purchase additional shares before the effective date of the amendments or, if applicable, consolidate their accounts into an account with at least 100 shares of common stock. Consolidation of accounts could take a substantial amount of time, particularly if accounts are held at different financial institutions. Even if a stockholder initiates the consolidation of his or her accounts substantially in advance of the effective date, there is no assurance that the accounts will be consolidated by the effective date or, even if they are consolidated, that the financial institution holding the consolidated account will provide notice to the transfer agent by the effective date. If the transfer agent does not receive notice of the consolidation of accounts holding 99 or fewer shares by the effective date, whether or not the accounts are consolidated by this date, a stockholder will receive a cash payment with respect to the shares in any account that held less than 100 shares before the consolidation.

     The Company's determination of the number of shares held by a stockholder for purposes of implementing the reverse/forward split, and whether or not holdings or accounts should be aggregated, will be final.

FAIRNESS OF THE TRANSACTIONS

     Our Board believes the transactions are fair to both unaffiliated stockholders who will be cashed out as a result of the reverse stock split as well as unaffiliated stockholders who remain stockholders after completion of the transactions.

     Wells  Financial's   Board  of  Directors,   in  deciding  to  approve  the
transactions, determined that the transactions were fair to unaffiliated stockholders. In making this determination, the Board considered factors it believed favored the fairness of the transaction, as well as factors that, from the perspective of an unaffiliated stockholder, may not have favored the fairness of the transaction. These factors encompassed both the fairness of the consideration to be paid and the procedural fairness of the transaction.

     FACTORS FAVORING THE FAIRNESS OF THE AMENDMENTS

     PRICE
     -----

     o the price is based on the price recently paid by Wells Financial in its modified Dutch auction tender offer;

     o    the price relative to the book value of the common stock;

     o the price relative to the average price paid by Wells Financial to repurchase its shares over the last two years;

     o the Company's financial condition and results of operations, including our earnings per share and capital levels for the year ended December 31, 2003 and the first nine months of 2004; and

     o the opinion delivered to the Board of Directors by Capital Resources, our financial advisor, that the consideration to be received was fair from a financial point of view to the stockholders of the Company including both those stockholders who receive cash as a result of the reverse stock split and those stockholders who will remain stockholders after completion of the reverse/forward split.

     PROCEDURE
     ---------

     o all stockholders were given the opportunity to tender their shares in the recently completed modified Dutch auction tender offer and the Company's intentions to effect a reverse stock split and go private were fully disclosed in those disclosure documents.

     o Stockholders owning 99 or fewer shares who wish to remain stockholders of the Company can purchase additional shares so as to bring their holdings to 100 shares or more.

     FACTORS NOT FAVORING THE FAIRNESS OF THE TRANSACTIONS (ALL PERTAINING TO PROCEDURAL FAIRNESS)

     o    The amendments can be effected without stockholder approval;

     o when the common stock is deregistered, publicly available information regarding Wells Financial will be reduced significantly and the common stock will be delisted from the Nasdaq; a delisting will likely further reduce the market for the common stock.

     Set forth below is a discussion of the material factors the Board considered in determining that the amendments were fair to unaffiliated stockholders.

     THE CASH CONSIDERATION TO BE PAID OF $31.50 PER SHARE IS AT A PREMIUM TO THE AVERAGE CLOSING PRICE SINCE MAY 2004. The Board believes that based on all factors considered, a premium to the average closing price since May 2004 through December 31, 2004, is the fairest price for both unaffiliated stockholders who will be cashed out as a result of the reverse stock split as well as those who will remain stockholders in the Company. The Board believes it gives a balance to stockholders selling (by giving a premium to the average closing price without payment of a commission), but not such a large premium that continuing stockholders and the Company will be paying too high a price for the continuing company.

         The Board considered the fact that during 2004, the common stock traded to above $34 per share in February and March and traded down to $22 per share in May 2004. From May 2004 to December 31, 2004, the stock's average closing price was $28.77. The Company believes that the decline in its trading price since the first quarter of 2004 reflects two primary factors: (i) the overall decline in the market for thrift stocks, and (ii) investors' recognition that the Company's recurring earnings stream has declined in 2004 from the higher levels experienced in 2003. Because the Board perceived that the current trading price more accurately reflected the fundamentals of the Company, the Board believed that since May 2004 a purchase price approximating the current trading price for the stock that was below some historical prices but also at a premium to the average closing price since May 2004 through December 31, 2004, was fair to both the unaffiliated stockholders who will be cashed out and those that remain as stockholders.

     THE PRICE TO BE PAID FOR SHARES CASHED OUT IN THE REVERSE STOCK SPLIT IS AT A PREMIUM TO THE NET BOOK VALUE PER SHARE OF $24.88 AS OF SEPTEMBER 30, 2004. The Board believes that based on all factors considered, a price that was at a moderate premium to net book value is the fairest price for both unaffiliated stockholders who are cashed out as well as those who remain stockholders in the Company. This belief was based on the factors discussed above and a belief that a price substantially higher than the net book value would result in a diminution of the value of the shares of unaffiliated stockholders who remain stockholders.

     THE PRICE TO BE PAID FOR SHARES CASHED OUT AS A RESULT OF THE REVERSE STOCK SPLIT IS IDENTICAL TO THE PRICE PAID IN THE DUTCH AUCTION TENDER OFFER AND EXCEEDS THE AVERAGE PRICE PAID FOR THE COMMON STOCK BY THE COMPANY IN RECENT STOCK REPURCHASE TRANSACTIONS OTHER THAN THE DUTCH AUCTION TENDER OFFER. In its recently-completed modified Dutch auction tender offer, the Company repurchased 88,056 shares at a per share price of $31.50 per share. During the six months ended June 30, 2004, 1,725 shares were repurchased by the Company at an average price of $24.88 per share. The Company did not repurchase shares of common stock during 2003. In December 2002, the Company repurchased 80,000 shares of its common stock at an average price of $20.00 per share. The evaluation of repurchase activity was helpful in determining the fairness of the transaction since it reflected the fact that repurchases have, over the past two years, been conducted at market prices and all had been repurchased at a price at or lower than the price at which fractional shares will be cashed out.

     THE  FINANCIAL  IMPACT  OF THE  REVERSE/FORWARD  SPLIT IS  ESTIMATED  TO BE
MODESTLY FAVORABLE TO THE COMPANY. On a pro forma basis, the impact of the reverse/forward split is modestly favorable to the Company. Both earnings per share and return on equity improve on a pro forma basis, as shown below:

                                              Actual
                                          September 30,           Pro              % Increase
                                                2004              Forma            (Decrease)
                                          -----------------       -----            ----------
Tangible Book Value Per Share               $24.88                $24.08             (3.2%)
Tangible Equity to Assets                     12.4%                 11.0%           (11.2%)
Earnings Per Share (Annualized)             $ 1.73                $ 1.87              8.1%
Return on Equity (Annualized)                  7.1%                  7.7%             8.5%

     The Board believes that this supports the fairness of the reverse/forward split to the unaffiliated stockholders who remain as stockholders after consummation of the reverse/forward split.

     GOING CONCERN VALUE. A going concern value, which is an attempt to value a company as an operating business to another company or individual, was not performed in connection with the amendments. The Board believed that such a valuation would not be material to its decision as to whether the transactions were fair to unaffiliated stockholders because the Company itself is not for sale and only a small percentage of the Company's stock is being cashed out as a result of the reverse/forward split. The Company will continue to operate in the same manner as it always has, as a stand alone, independent entity, after completion of the reverse/forward splits. As an operating entity that is not being acquired, the Board believed that in essence the Company's going concern value is equivalent to its market capitalization or aggregate trading value. Therefore, the market has applied certain pricing multiples to the Company's operating earnings and book value that are reflected in the trading price of the stock. Thus, the Board was satisfied that the Company's recent stock price range served as an appropriate indicator of the Company's estimated market value on a going concern basis. As noted above, the Board believes that the price at which fractional shares will be cashed out as a result of the reverse stock split, which results in a slight premium to the market price, is the fairest valuation for all unaffiliated stockholders.

     LIQUIDATION VALUE. In determining the fairness of the amendments, the Board of Directors also did not attempt to establish the liquidation value of Wells Financial. The Board felt that such a valuation would not be material to its decision for several reasons. First, the liquidation of the Company as a financial institution holding company would be so improbable as to not provide any meaningful comparison to the terms of the amendments. Wells Financial is not intending to liquidate and the tender offer will not affect its operations. Second, and more importantly, the Board believed that Wells Financial's liquidation value would approximate its net book value, less the costs of liquidation. In a sense, the Board's consideration of net book value (discussed above) encompassed a consideration of Wells Financial's approximate liquidation value. For these reasons, the Board felt that a separate liquidation valuation was not necessary or appropriate.

     THE BOARD RECEIVED A FAIRNESS OPINION. In making its determination that the reverse/forward split was substantively fair to unaffiliated stockholders who will be cashed out as a result of the reverse split as well as those who will not, our Board of Directors considered the opinion of Capital Resources and the oral and written presentations of Capital Resources discussing the material factors included in its analyses. In its June 15, 2004 analysis which was prepared in connection with a possible reverse stock split, Capital Resources indicated that its pricing range of $28 to $29 per share was subject to changes in the Company's trading price and conditions in the thrift equity markets prior to the time a transaction was initiated. Between June 15, 2004 and September 20, 2004, Capital Resources noted that there was a modest increase in the Company's trading price range. The increase was reflected in Capital Resources recommendation that the tender offer price range be $29.50 to $31.50 per share. Such opinion and related discussions were accepted and adopted by the Board both in connection with the approval of the tender offer and the reverse stock split. See "--Opinion of Financial Advisor."

     Set forth below is a discussion of the factors the Board considered in determining the procedural fairness of the transaction.

     THE AMENDMENTS WERE APPROVED BY A UNANIMOUS VOTE OF THE BOARD, INCLUDING ALL OF THE DIRECTORS WHO ARE NOT EMPLOYEES OF WELLS FINANCIAL OR ANY OF ITS SUBSIDIARIES. NON-EMPLOYEE DIRECTORS CONSTITUTE MORE THAN A MAJORITY OF THE BOARD. No vote of stockholders on the amendments is required under the laws of the State of Minnesota, Wells Financial's state of incorporation. The Board believes that the transaction is procedurally fair to unaffiliated stockholders, in addition to being substantively fair with respect to the price offered. The Board based those beliefs on the unanimous approval of the transactions by all of the non-employee Directors, who comprise a majority of the Board, and on the fact that stockholders were first given the opportunity to tender their shares to the Company in its recently-completed Dutch auction tender offer and the Company's plans with respect to deregistration and possible reverse/forward split were fully disclosed.

     While the non-employee Directors of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders of the Company for purposes negotiating the terms of the reverse stock split, the Board was able to reach its determination that the transaction is procedurally fair to unaffiliated stockholders. This determination was based on the unanimous approval of the transaction by all of the non-employee Directors, who comprise a majority of the Board, and on the fact that stockholders were first given the opportunity to tender their shares to the Company in its recently-completed Dutch auction tender offer wherein the Company's plans with respect to deregistration and possible reverse/forward split were fully disclosed to all stockholders. In addition, as discussed above, the Board of Directors also received a fairness opinion from Capital Resources, an independent investment banking with considerable experience in the thrift industry, that the purchase price in the reverse stock split is fair, from a financial point of view, to those stockholders who receive cash in the reverse stock split and to those stockholders who remain stockholders after the reverse stock split. Accordingly, despite the absence of certain procedural fairness factors, the Board was able to rely on the factors cited herein in determining that the transaction is procedurally fair to unaffiliated stockholders of the Company.

     UPON THE EFFECTIVENESS OF THE AMENDMENTS, WELLS FINANCIAL WILL DEREGISTER ITS COMMON STOCK UNDER THE EXCHANGE ACT. When deregistration occurs, Wells Financial will no longer file reports and proxy statements with the SEC, which means that publicly available information about the Company will be substantially reduced. In addition, when the Company ceases to be an
SEC-reporting company, the common stock will be delisted from Nasdaq. Notwithstanding these consequences of deregistration, the Board believes the amendments are fair to all unaffiliated stockholders who will not be cashed out as a result of the reverse stock split. The Board observed that the market for the common stock is currently limited, and that other than in connection with repurchases by the Company, trades in the common stock over the past two years have been infrequent. Thus, the Board concluded, the market for the common stock has long behaved similar to one for a privately held company. In addition, the Board believed that unaffiliated stockholders who remain stockholders will benefit from the cost savings the Company would experience from deregistering. The Board estimates that the additional costs of remaining public in light of the recent enactment of the Sarbanes-Oxley Act of 2002 will be significant. Deregistering as a public company may save the Company as much as $440,000 per year in the costs therewith. Lastly, the Board considered that the reverse/forward splits were only being undertaken after completion of a voluntary issuer tender offer in which stockholders had the opportunity to tender their shares to the Company. The Board noted that the Company had disclosed to all stockholders its likely intent to conduct this reverse/forward split if the tender offer was not successful in reducing the number of stockholders below 300. Accordingly, the Board believes that any diminishment in the public market for Wells Financial common stock that may follow deregistration does not make the amendments unfair to unaffiliated stockholders who remain stockholders.

     The Board of Directors of Wells Financial is not aware of any credible firm offers made by any unaffiliated party during the past two years for (1) the merger or consolidation of the Company with or into another company, (2) the sale or transfer of all or a substantial part of the Company's assets or (3) a purchase of Wells Financial's securities that would enable the holder to exercise control of the Company. As is discussed in " - Background," the Board does not believe that the proposal from Opportunity Partners, L.P. is a credible offer for the Company.

OPINION OF FINANCIAL ADVISOR

     In May 2004, we retained Capital Resources, an investment banking firm with considerable experience in the thrift industry, to provide valuation advice and render a fairness opinion to our Board as to the fairness of the price range in the modified Dutch auction and the reverse stock split, from a financial point of view, to stockholders.

     Capital Resources, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with stock offerings, tender offers, acquisition and other securities transactions. Capital Resources served as the Company's investment banker and financial advisor in connection with its mutual-to-stock conversion in 1995.

     On September 21, 2004, Capital Resources rendered an oral opinion to our Board that, in its opinion, the price range of the tender offer is fair, from a financial point of view, to stockholders of the Company, including both those who receive cash in the tender offer or any subsequent reverse stock split and those stockholders who will remain stockholders after the tender offer and reverse stock split. This opinion was based on conditions as they existed on September 20, 2004. Capital Resources confirmed its oral opinion with a written fairness opinion to the Board dated September 27, 2004. A copy of the opinion is attached as Exhibit I to this document, and each stockholder should read such opinion in its entirety. Capital Resources' written opinion does not constitute an endorsement of the offer or a recommendation to any stockholder to tender their shares. In its opinion, Capital Resources considered the fact that the Company intends to initiate a reverse stock split if the tender offer does not reduce record holders below 300, and stockholders cashed out in a reverse stock split will receive the same price per share as the price per share determined pursuant to the tender offer.

     In rendering its opinion, Capital Resources has reviewed, analyzed and relied upon material bearing upon the financial condition and operating performance of the Company, including among other things, the following: (i) the Offer to Purchase; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the three years ended December 31, 2003 of the Company; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-QSB of the Company through June 30, 2004 and certain other communications from the Company to its stockholders; (iv) Wells Federal Bank's quarterly financial reports submitted to various regulatory agencies; and (v) other financial information concerning the business and operations of the Company furnished to Capital Resources by the Company for purposes of its analysis; these reports included loan schedules, non-performing assets, investment securities, deposit and borrowing schedules. In addition to providing Capital Resources with publicly available information regarding loan schedules, non-performing assets, investment securities, deposit and borrowing schedules, we also provided Capital Resources with certain non-public information regarding the Company, which consisted of certain assumptions contained in our three-year business plan and budget. The non-public information provided to Capital Resources consisted of certain assumptions regarding net income growth rates and dividend growth rates, which Capital Resources used in conducting its various analyses in support of its opinion. These assumptions assumed an average annual net income growth rate of 8 percent and dividend growth rate of 10 percent. These growth assumptions are not based upon any formal Company projections or budgets but are estimates that the Company believes are reasonable.

     Capital Resources held discussions with senior management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects and reviewed Wells Federal Bank's 2004 budget. In analyzing the Company's consolidated net income prospects for fiscal 2004, Capital Resources considered the Company's assumption that the annualization of reported net income for the six months ended June 30, 2004 would approximate total net income of $2.1 million or $1.80 per share expected for all of 2004. Average annual earnings growth of approximately eight percent over the next three to five years was also assumed.

     In conducting various valuation analyses in support of its opinion, Capital Resources considered recent developments and conditions in the equity market for thrift institutions and such financial and pricing factors as it has deemed appropriate under the circumstances including, among others, the following:

     (i) the impact of stock repurchases on the Company's pro forma earnings per share, equity levels and book value;

     (ii) the Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions demonstrating similar asset size and capital ratios as well as similar earnings ratios, and similar market area;

     (iii) pricing premiums paid in recent tender offers and other types of stock repurchase transactions that are similar to the Company's transaction;

     (iv)  pricing  characteristics   (particularly  price/earnings  (AP/E)  and
price/tangible book value ratios (AP/TB)) related to the price range of the Company's tender offer; and

     (v) a discounted cash flow and terminal value analysis of the Company.

     STOCK REPURCHASE ANALYSIS. Capital Resources analyzed the pro forma financial impact resulting from the Company's repurchase of up to 150,000 shares in the tender offer at prices ranging between $29.50 and $31.50 per share. This analysis focused on pro forma financial data such as book value per share, tangible equity to assets ratio, earnings per share and return on equity. The repurchase analysis showed that even if the 150,000 shares were purchased by the Company at $31.50 per share, the high end of the range, the pro forma financial impact, on balance, would be modestly favorable to the Company:

                                              ACTUAL               PRO             % INCREASE
                                          JUNE 30, 2004           FORMA            (DECREASE)
                                          -------------           -----            ----------
Tangible Book Value Per Share               $24.39                $23.34            (4.3%)
Tangible Equity to Assets                     12.7%                 10.4%          (18.1%)
Earnings Per Share (Annualized)             $ 1.80*              $  1.98            10.0%
Return on Equity (Annualized)                 7.41%                 7.75%            4.6%

     *Based on $2.1 million of budgeted net income for 2004

     The above table was based upon a tender offer price of $31.50 because if shares were repurchased by the Company at this level, this would have the least favorable impact on the pro forma equity and net income of the Company. Based on the repurchase of 150,000 shares at $31.50 per share, Capital Resources' analysis indicated that the Company's pro forma equity would be reduced by an estimated $4.7 million and pro forma net income by an estimated $88,000. However, because shares outstanding would be reduced by 150,000, this would have a favorable impact on the Company's earnings per share, increasing it by an estimated $0.18 or 10.0%. However, pro forma tangible book value per share would decline by an estimated $1.05 or 4.3%.

     As shown in the above table, even after the tender offer the Company is expected to maintain a strong capital ratio. Also, the Company's earnings per share and return on equity improves on a pro forma basis. Capital Resources concluded from the data presented in the table that the pro forma financial results would be favorable to the remaining non-tendering stockholders after the offer is consummated.

     COMPARATIVE PRICING ANALYSIS. Capital Resources compared the Company's pricing characteristics with those of a peer group of 15 other thrift institutions to determine if the Company is trading at a reasonable price relative to such peers. The comparative peer group was composed of thrifts exhibiting similar financial characteristics as the Company, including a relatively small asset size, and operating in similar market areas in the Midwest. The average asset size of the 15 thrift comparative group was $345 million, with assets ranging between $123 million and $914 million, and the average tangible equity to assets ratio of the comparative group was 9.2%, with the ratio ranging between 5.6% and 13.3%. Capital Resources believed that the inclusion of these types of comparative thrifts with relatively small asset sizes, moderately strong equity ratios and operating predominantly in the Midwest provided for more accurate pricing comparisons with the Company. The 15 comparative peer group thrifts are AMB Financial Corp. of Indiana, FFW Corporation of Indian, First BancTrust Corporation of Illinois, First Federal Bancshares of Illinois, First Federal Bankshares of Iowa, HF Financial Corp. of South Dakota, HMN Financial of Minnesota, Home City Financial Corporation of Ohio, LSB Financial of Indiana, Logansport Financial Corp. of Indiana, Northeast Indiana Bancorp of Indiana, Southern Missouri Bancorp of Missouri, Sturgis Bancorp of Michigan, Union Community Bancorp of Indiana and United Tennessee Bankshares of Tennessee.

     Capital Resources noted that while the Company's common stock is traded on the NASDAQ National Market, the stock is not actively traded, generally exhibiting low trading volume. Reflecting its limited liquidity, the stock typically trades with a large spread between the bid and ask price and during 2004 actual trades in the stock reflected a high degree of price variability. During 2004, the stock traded to above $34 per share in March and traded down to $22 per share in May. Since May, the stock has traded in the $23 to $28 range. The average trading price of the stock from May 2004 to September 20, 2004, was $26.75. Capital Resources utilized this stock price in its comparative pricing analysis. Due to such variability in the Company's stock price, Capital Resources determined it was appropriate to use a combination of trading price metrics to derive such recent average trading price. These metrics were comprised  of the 50 day  moving  average  ($26.50),  two  month  average  price
($26.28), one month average price ($27.15), one month prior closing price ($26.56 on August 23) and the average of the Bid/Ask price at September 20 ($26.75). The straight average of these five trading price metrics was $26.65. Capital Resources determined it appropriate to round this figure up to $26.75, which equaled the average of the Bid/Ask price at September 20, 2004, for purposes of deriving the recent average trading price.

     Based on an average trading price of $26.75, the Company had a total market capitalization of $31.1 million versus an average market capitalization of $39.7 million for the 15 thrift comparative peer group. Within the 15 thrift comparative group the highest market capitalization was $121.5 million and the lowest market capitalization was $12.8 million. The Company's price/earnings and price/tangible book value ratios of 14.9x and 110%, respectively, compared to average price/earnings and price/tangible book value ratios of 15.1x and 129%, respectively, for the comparative thrift group.

Within the 15 thrift comparative group the highest price/earnings ratio was 18.9x and the lowest was 11.1x; the highest price/tangible book value ratio was 164.7% and the lowest was 100.1%.

     Capital Resources concluded that, while the Company traded at a moderate discount to the comparative group on a price/tangible book value basis, at $26.75 per share the Company's stock was trading at a reasonable level. Capital Resources believed that the Company's pricing discount primarily reflected the limited liquidity of its stock.

     REVIEW OF PREMIUMS PAID IN OTHER STOCK REPURCHASE TRANSACTIONS. Capital Resources selected and reviewed the level of premiums paid in relation to recent trading prices in 22 other recent comparable stock repurchase transactions involving banks and thrifts. Given the Company's intention to initiate a reverse stock split if the tender offer does not reduce the number of record holders below 300, Capital Resources considered the level of premiums paid in both "modified Dutch auction" tender offers and reverse stock splits as well as other non-voluntary going private transactions.

     Capital Resources used relatively broad selection criteria for identifying an appropriate peer group in order to capture the two key features of the proposed transaction, features that are not normally combined. Unlike most tender offers or going private transactions, this transaction combines a modified Dutch auction transaction, a transaction not normally used in going private transactions, potentially coupled with a reverse stock split, a type of transaction that is more commonly used to effect a going private transaction. A very limited number of peers were found that combined both features. Therefore, Capital Resources utilized a peer group selection criteria so that comparables for each of the two key features could be analyzed.

     The  selection   criteria  for  identifying   comparable  stock  repurchase
transactions included the following steps:

     (i) Transactions made by banks or thrifts performing either modified Dutch auction tender offers or going private transactions within the last three years;

     (ii) The selection criteria then filtered out certain transactions so that only transactions of publicly traded banks or thrifts that had meaningful pricing data prior to the transaction were included. Such pricing data was critical in determining an appropriate denominator for computing the premium ratio. This was done by using only companies traded on either a major exchange or the OTC Bulletin Board; Certain transactions of companies that Capital Resources believed were not representative of the characteristics of this transaction were also excluded. Such excluded transactions included terminated transactions and other tender offers that involved a corporate spin-off, a corporate spin-off and companies targeted for acquisition that, in Capital Resources judgment, were appropriately excluded.

     The universe of voluntary self-tender offers includes a variety of types of tender offers. Within that universe, a modified Dutch auction tender offer transaction provides a direct market pricing mechanism. Other voluntary tender offer transactions utilize a specific price determined and/or approved by the company's board of directors. These other voluntary tender offers, transactions that were not going private transactions and did not have a direct market pricing mechanism, were deemed to provide little, if any, additional insight in the determination of an appropriate premium and were, therefore, removed as part of the selection criteria filtering process.

     In its review of comparable transactions, Capital Resources found that most voluntary tender offers that resulted in a large percentage of outstanding stock being repurchased were not structured as going private transactions. For example, only one of the eight modified Dutch auction transactions (Crazy Woman Creek Bancorp, announced October 2003) was also identified as a going private transaction. Only one other voluntary tender offer was also identified as a going private transaction and had a significant level of its outstanding stock repurchased (Chester Bancorp, Inc., announced April 2003). Most voluntary tender offers that were structured as going private transactions were voluntary odd-lot tender offers that usually resulted in less than one percent of the total stock outstanding being repurchased in the offering.

     The two tender offer transactions specifically mentioned above resulted in the following:

                                        PERCENT OF
    COMPANY                           SHARES TENDERED              PREMIUM
    -------                           ---------------              -------

    Crazy Woman Creek Bancorp               20%                     21.7%
    Chester Bancorp, Inc.                    8%                      4.8%

     Capital Resources also considered two other types of going private transactions in its selection of a peer group. These non-voluntary transactions included reverse split transactions and merger transactions structured to eliminate smaller stockholders. In substance, both of these types of transactions have the same impact, eliminating smaller and/or targeted stockholders in going private transactions. The table below provides information on the 22 comparable transactions that Capital Resources believed met the criteria discussed above.


                                                                                               SHARES
COMPANY                                     STATE    TYPE       ANNOUNCED       COMPLETED      TENDERED     PREMIUM
-------                                     -----    ----       ---------       ---------      --------     -------
                                                                                               (% shrs O/S)

VOLUNTARY TENDER OFFERS:
MODIFIED DUTCH AUCTIONS:
-----------------------
Crazy Woman Creek Bancorp                   WY       Thrift     10/03/2003      11/04/2003     20.0%        21.67% *
1st Independence Financial Group            KY       Thrift     05/28/2003      06/30/2003      8.3%         7.14%
First Federal Bancshares, Inc.              IL       Thrift     04/16/2004      05/24/2004     30.0%         3.05%
Capitol Federal Financial (MHC)             KS       Thrift     08/15/2001      10/15/2001      7.6%         9.11%
HCB Bancshares, Inc.                        AR       Thrift     01/31/2002      04/08/2002     16.2%         5.36%
State Financial Services Corp               WI       Bank       11/01/2002      12/12/2002      9.3%        13.21%
Summit Bank Corp                            GA       Bank       02/07/2002      03/15/2002      3.6%        14.48%
RSV Bancorp, Inc.                           PA       Thrift     09/14/2004      10/15/2004     30.0%         5.26%

OTHER VOLUNTARY TENDER OFFERS / GOING PRIVATE:
---------------------------------------------
First Federal Bancorporation                MN       Thrift     08/22/2001      12/19/2001      0.4%         0.00% *
Washington Bancorp                          IA       Thrift     11/20/2001      02/15/2002      0.3%        18.54% *
Logansport Financial Corp                   IN       Thrift     05/28/2004      07/12/2004      0.2%        13.12% *
Chester Bancorp Inc.                        IL       Thrift     04/03/2003      05/16/2003      7.8%         4.76% *

NON-VOLUNTARY GOING PRIVATE TRANSACTIONS:
MERGER / ELIMINATING SELECT STOCKHOLDERS:
----------------------------------------
First National of Nebraska Inc.             NE       Bank       06/06/2002      07/10/2002      2.9%        16.67% *
Chesapeake Financial Shares Inc.            VA       Bank       10/17/2002      02/28/2003      5.7%        18.68% *
Southern Michigan Bancorp, Inc.             MI       Bank       09/03/2004          TBD         2.4%        20.58% *
HFB Corp                                    KY       Thrift     10/28/2003      02/27/2004      1.6%         3.79% *
Capital Directions                          MI       Bank       06/25/2003      01/27/2004      1.9%         5.26% *
InvestorsBancorp Inc                        WI       Thrift     03/26/2003      09/23/2003     40.1%         6.79% *
Intrust Financial Corp                      KS       Bank       01/16/2003      05/06/2003      5.6%        16.92% *
REVERSE SPLIT:
-------------
Hemlock Federal Financial Corp              IL       Thrift     03/16/2004      06/29/2004     23.4%         1.19% *
Coddle Creek Financial Corp                 NC       Thrift     10/01/2003      11/20/2003      1.0%        12.59% *
BankPlus FSB                                IL       Thrift     05/13/2003      09/15/2003      0.8%        17.34% *
     22 TRANSACTIONS

* Indicates Going Private Transaction

         Based upon its review of the foregoing similar repurchase transactions during the latest three years, Capital Resources found a wide range in the level of premiums paid as follows:

                                         NUMBER OF        MEDIAN SHARES      RANGE OF          MEDIAN
                                       TRANSACTIONS         TENDERED         PREMIUMS          PREMIUM
                                       ------------       -------------      --------          -------
                                            (#)       (% OF TOTAL SHARES O/S)   %)               (%)
VOLUNTARY TENDER OFFERS*
     Modified Dutch Auctions:
         Going Private Transaction            1               20.0              22               22
         Not Going Private                    7                9.3            3 - 14              7
     Modified Dutch Auction                   8               12.8            3 - 22              8

     Other Going Private Tender Offers:
         Odd-lot Going Private                3                0.3            0 - 19             13
         Other Going Private                  1                7.8               5                5
                                            ---
     Other Going Private
         Tender Offers                        4                0.3            0 - 19              9
VOLUNTARY TENDER OFFERS*:                    12                8.1            0 - 22              8

NON-VOLUNTARY GOING PRIVATE TRANSACTIONS**
     Merger Transactions                      7                2.9            4 - 21             17
     Reverse Splits                           3                1.0            1 -  17            13
                                            ---
NON-VOLUNTARY GOING
   PRIVATE TRANSACTIONS**                    10                2.6            1 - 21             15

PEER GROUP AGGREGATES:

GOING PRIVATE TRANSACTIONS                   15                2.4            0 - 22             13
NOT GOING PRIVATE                             7                9.3            3 - 14              7
PEER GROUP AGGREGATES                        22                5.7            0 - 22             11

*    Includes only modified  Dutch  auctions and other  voluntary  going private tender offers
**   Includes reverse stock splits and other non-voluntary cash outs.

     Capital Resources believes that its selection of the 22 companies summarized above provide a representative sampling of the premiums paid on either going private tender offers or modified Dutch auction transactions. The peer group sampling demonstrates that the premium paid on non-voluntary transactions is slightly higher than the premium generally paid on modified Dutch auction transactions. Capital Resources considered the use of both types of transactions to be appropriate because both are characteristics of the transaction under review. Based on its review of the median and range of premiums paid in the various types of transactions identified in the above table, Capital Resources was able to determine a range of premiums that would be reasonable for the Company's specific transaction. The table shows that in these 22 comparative transactions, of which twelve included voluntary tender offers and ten involved non-voluntary going private transactions, in (i) voluntary tender offers, the median premium paid was 8% and the range of premiums was from 0% to 22%; and in (ii) non-voluntary going private transactions, the median premium paid was 15% and the range of premiums was from 1% to 21%. Based on these median and range of premium levels, Capital Resources determined that a tender offer price range that resulted in premiums of between 8% to

15% would be fair and reasonable to those stockholders who sold their stock back to the Company.

     PRICING ANALYSIS RELATED TO TENDER OFFER PRICE RANGE. Capital Resources derived the price/earnings ("P/E") and price/tangible book value ("P/TB") ratios as well as the level of premiums related to the midpoint, low end and high end of the tender offer price range of $29.50 to $31.50 per share:

                                                       P/E             P/TB*            PREMIUM**
                                                       ---             ----             ---------
         Midpoint Price                 $30.50       16.9x             125%                14%
         Low Price                      $29.50       16.4x             121%                10%
         High Price                     $31.50       17.5x             129%                18%

          * the P/TB ratio is calculated by dividing the Company's stock price by its equity per share exclusive of any goodwill or other intangible assets

          ** Premium is based on the Tender Offer Price compared to the Company's Recent Trading Price of $26.75

     Capital Resources relies primarily on the P/E and P/TB ratios as the two key pricing ratios in a comparative pricing analysis in order to determine if a company is reasonably priced relative to its peers.

     Based on the analysis described above under " - Review of Premiums Paid in Other Stock Repurchase Transactions, Capital Resources concluded that the tender offer price range reflected appropriate premiums in relation to the Company's recent trading price. Also, the P/E and P/TB ratios related to such price range appeared reasonable when compared to the pricing ratios of the peer group of publicly traded thrifts that were previously discussed above under " - Comparative Pricing Analysis.

     DISCOUNTED CASH FLOW AND TERMINAL VALUE ANALYSIS. Capital Resources also performed an analysis of potential returns to stockholders of the Company, which is based on an estimate of the Company's future cash dividend streams to stockholders and the future trading price of the Company's stock (terminal value). Such analysis assumed that a stockholder retains his or her ownership of the Company's stock for at least three to five years and then sells the stock into the marketplace. In its analysis, Capital Resources has considered the likelihood that, given the fact that the stock will no longer be Nasdaq listed and publicly available financial reports will be very limited, the stock will be even less liquid than it currently is.

     The analysis assumed an average annual net income growth rate of 8 percent and dividend growth rate of 10 percent. The average annual net income growth rate of 8 percent uses estimated 2004 consolidated net income of $2.1 million as the starting base for the level of consolidated net income that can reasonably be expected for the next three to five years. The $2.1 million figure for 2004 is based on the Company's operating budget. The average annual 10 percent growth assumption for dividends reflects a continuation of recent historical trends where the Company's strong capital levels have supported moderate annual dividend growth. The growth assumptions are not based on any formal Company projections or budgets but are estimates that the Company believes are reasonable. Because the assumptions and resulting projections are subject to significant uncertainties, including changes in the interest rate environment and the mortgage refinancing market, as well as the competitive and economic environment, no assurance can be given that actual net income and dividends will meet these projections.

     To approximate the terminal values of Company common stock at the end of a three year and five year period, Capital Resources applied the following pricing ratios: a price to earnings multiple of 15x and a price/tangible book value ratio of 110%. The resulting terminal values and dividend streams were then discounted to present values using a discount rate of 10 percent chosen to reflect an appropriate rate of return required by holders or prospective buyers of the Company's stock. The use of a 15x price/earnings multiple and a 110% price/tangible book value ratio in the analysis is consistent with the Company's existing pricing ratios based on the "recent average trading price" of $26.75. Capital Resources applied a 10% discount rate to the cash flow streams because it reflected an appropriate rate of return required by holders or prospective buyers of an equity security like that of the Company's.

     Capital Resources derived its present value calculations based on three scenarios. One scenario assumed the Company repurchased all of the stock at $29.50 per share, the low end of the tender offer price range (Scenario 1), the second scenario assumed the Company repurchased all of the stock at $31.50 per share, the high end of the range (Scenario 2), and the third scenario assumed the Company repurchased all of the stock at $30.50 per share, the midpoint of the range (Scenario 3).

     Under each of the three scenarios, Capital Resources derived a present value for the Company's common stock and future dividend payments assuming a stockholder sells his or her stock after three years or five years. As a result of its analysis, Capital Resources determined that there were immaterial differences in the present value results under each of the three scenarios. Therefore, Capital Resources presented the Company with only the present value results based on Scenario 3, which indicated a present value for the Company's common stock and future dividend payments ranging from $26.98 to $27.19 assuming a stockholder sold his or her stock after five years or three years, respectively.

     These present value figures fall very close to the Company's recent trading price of $26.75 and further confirm Capital Resources' conclusion that at $26.75 per share the Company stock was trading at a reasonable level. This also provided support to Capital Resources' determination that $26.75 represented a reasonable estimate of the fair value of the Company's common stock. These results also serve to confirm the fairness of the tender offer price range of $29.50 to $31.50 to those stockholders who sell their stock back to the Company as those stockholders would be receiving a reasonable and fair premium in relation to the stock's estimated fair market value.

     CONCLUSION. Based on the results of the above described valuation analyses, it is Capital Resources' opinion that the tender offer price range is fair, from a financial point of view, to our stockholders, including both those stockholders who receive cash in the tender offer or reverse stock split and those stockholders who will remain stockholders after the tender offer and reverse stock split.

     For its services as an independent financial advisor in connection with its valuation analyses and fairness opinion, the Company has agreed to pay Capital Resources aggregate professional fees of $50,000. The fees being paid to Capital Resources for these services are not material relative to Capital Resources total gross revenue. In the normal course of their activities, Capital Resources, its affiliates and its management may, from time to time, effect transactions and hold long or short positions in the Company. These transactions and positions have not been and are not expected to be material relative to total trading activities.

SURRENDER OF CERTIFICATES

     Upon effectiveness of the amendments and the reverse/forward split, certificates which formerly represented shares of common stock held by persons owning 99 or fewer shares will automatically represent only the right to receive cash at the rate of $31.50 per pre-effectiveness share. Holders of these shares will no longer have any rights as stockholders of the Company.

     Promptly following effectiveness of the amendments, the Company, will mail to each holder of 99 or fewer shares a letter of transmittal and information regarding submission of certificates for the cash payment, including information regarding procedures to be followed in the event that certificates representing common stock have been lost. HOLDERS OF SHARES WHICH WILL BE CASHED OUT SHOULD NOT DELIVER THEIR CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. Upon surrender of certificates representing shares of common stock which will be cashed out, the Company will issue such holder a check representing payment, without interest, of the cash into which his or her shares have been converted.

     Until a holder of shares being cashed out surrenders his or her certificates for payment, the cash to which such stockholder would be entitled may, at the Company's option, be held in a non-interest bearing account for such holder's benefit. In such event, such holder's only right shall be to collect, without interest, and subject to applicable laws of escheat, such cash upon surrender of his or her shares.

FEDERAL INCOME TAX CONSEQUENCES

     Set forth below is a summary of the material federal income tax consequences to the Company and stockholders resulting from the reverse/forward split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Some stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended (the "Code"). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

     The reverse/forward split will not be a taxable transaction to the Company. Accordingly, the reverse/forward will result in no material federal income tax consequences to the Company.

     CONSEQUENCES TO STOCKHOLDERS WHO ARE NOT CASHED OUT. If you (1) continue to hold common stock immediately after the reverse/forward split, and (2) receive no cash as a result of the reverse/forward split, you will not recognize any gain or loss and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately before the reverse/forward split.

     CONSEQUENCES TO CASHED OUT STOCKHOLDERS. If you receive cash as a result of the reverse/forward split, your tax consequences will depend on whether, in addition to receiving cash, you continue to hold, either actually or constructively within the meaning of Section 302(c) of the Code, Company common stock immediately after the reverse/forward split, as explained below.

     o STOCKHOLDERS WHO EXCHANGE ALL THEIR COMMON STOCK FOR CASH AND DO NOT CONSTRUCTIVELY OWN COMMON STOCK AFTER THE REVERSE/FORWARD SPLIT. If you (1) receive cash in exchange for your shares as a result of the reverse/forward split and (2) do not continue to hold, actually or constructively, any Company common stock immediately after the reverse/forward split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

     o STOCKHOLDERS WHO BOTH RECEIVE CASH AND CONTINUE TO HOLD, EITHER ACTUALLY OR CONSTRUCTIVELY, COMMON STOCK IMMEDIATELY AFTER THE REVERSE/FORWARD SPLIT. If you both receive cash as a result of the reverse/forward split and continue to hold, either actually or constructively, Company common stock immediately after the reverse/forward split, you generally will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

     o "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company, based on your actual and constructive ownership of Company common stock, resulting from the reverse/forward split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation meets this test.

     o "SUBSTANTIALLY DISPROPORTIONATE REDEMPTION OF STOCK." The receipt of cash as a result of the reverse/forward split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of common stock owned by you, actually and constructively, immediately after the reverse/forward split is less than 80% of the percentage of shares of common stock owned by you, actually and constructively, immediately before the reverse/forward split.

     In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you, as determined under Section 302 of the Code. In addition, you may possibly take into account sales and purchases of shares of common stock that occur substantially contemporaneously with the reverse/forward split. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

     Our understanding of the tax consequences is not binding on the Internal Revenue Service and they may disagree with our understanding. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

NO DISSENTERS' RIGHTS

     Under Minnesota law, stockholders are not entitled to exercise dissenters' rights of appraisal as a result of the reverse stock split or forward stock split.

NO STOCKHOLDER VOTE REQUIRED

     Under Minnesota law, no vote of the stockholders is required to approve either the reverse stock split or forward stock split.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

     Our common stock is traded on the Nasdaq National Market under the trading symbol "WEFC". The following table sets forth, for the fiscal quarters indicated, the high and low sale prices and dividends paid for our common stock.

                                                                                           DIVIDENDS PAID
                                                                                              PER SHARE
     FISCAL YEAR                                                HIGH           LOW
     -----------                                                -----          ----        --------------
     2002:
     1st Quarter                                               $21.38         $17.55            $0.18
     2nd Quarter                                               $23.04         $19.65            $0.18
     3rd Quarter                                               $22.75         $17.68            $0.18
     4th Quarter                                               $20.64         $17.19            $0.18

     2003:
     1st Quarter                                               $23.33         $20.63            $0.20
     2nd Quarter                                               $26.78         $22.35            $0.20
     3rd Quarter                                               $28.00         $24.25            $0.20
     4th Quarter                                               $31.72         $26.80            $0.20

     2004:
     1st Quarter                                               $34.79         $27.66            $0.22
     2nd Quarter                                               $32.95         $22.00            $0.22
     3rd Quarter                                               $30.50         $23.00            $0.22
     4th Quarter                                               $34.31         $29.25            $0.22


     On January 14, 2005, the closing sale price of our common stock was $32.52, as quoted on the Nasdaq National Market. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The  Company  has  had,  and  expects  to  have  in  the  future,   banking
transactions in the ordinary course of business with some of its and the Company's Directors, officers, and employees and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our Directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC a Schedule 13E-3, as amended, which includes additional information with respect to these transactions.

     The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC's website at www.sec.gov.

                           INCORPORATION BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

         SEC FILINGS                        PERIOD OR DATE FILED

Annual Report on Form 10-KSB                Fiscal year ended December 31, 2003

Quarterly Report on Form 10-QSB             Quarter ended September 30, 2004

Proxy Statement for 2004                    Filed March 15, 2004
  Annual Meeting of Stockholders

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Wells Financial Corp., 53 First Street, S.W., Wells, Minnesota 56097, telephone: (507) 553-3151. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website at www.sec.gov. Such documents may also be inspected at the locations described above.

                                   SCHEDULE I

1.  DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is a list of Wells Financial's Directors and executive officers and for each, a description of the following: (i) beneficial securities ownership; (ii) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; and (iii) material occupations, positions, offices or employment during the past five years. Unless otherwise noted below, the business address of each of the following persons is 53 First Street, S.W., Wells, Minnesota 56097.

     Each of the individuals listed below is a United States citizen. Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each individual is party to option agreements with Wells Financial. The specific number of shares that such individuals may purchase pursuant to the exercise of options is listed in the footnotes below. All such options are exercisable at a weighted average per share price of $23.82.

                                                                                     SHARES OF
                                                                             COMMON STOCK BENEFICIALLY     PERCENT
                                                                                     OWNED (1)                OF
       NAME                                 POSITION                                                        CLASS
       -----                                --------                         --------------------------     ------

       Richard Mueller                      Director                                    23,794  (2)(3)       2.1%
       David Buesing                        Director                                    23,248  (2)(4)       2.0%
       Lonnie R. Trasamar                   President and CEO                            7,112  (5)          0.6%
       Gerald D. Bastian                    Vice President and Director                 31,617               2.8%
       Randel I. Bichler                    Director                                    23,497  (2)(6)       2.0%
       Dale E. Stallkamp                    Director                                    42,373  (7)          3.7%
       James D. Moll                        Treasurer and CFO                           15,819  (8)          1.4%
                                                                                        ------             -----
                                                                                       167,460              14.6%
                                                                                       =======              ====
       All Directors and executive
       officers as a group (7 persons)
-------------------
(1)      Includes exercisable vested options to purchase shares of common stock.
(2)      Excludes  113,629  shares of common stock held under the Employee Stock
         Ownership  Plan  ("ESOP")  and shares held under the  Management  Stock
         Bonus Plan ("MSBP") for which such individual serves as a member of the
         ESOP or MSBP Committee or Trustee Committee.  Such individual disclaims beneficial  ownership  with  respect to such shares held in a fiduciary capacity. The Board of Directors or the ESOP Committee may instruct the
         ESOP Trustees  regarding  investments of funds contributed to the ESOP.
         The ESOP Trustees  must vote all  allocated  shares held in the ESOP in accordance  with  the  instructions  of  the  participating  employees.
         Unallocated  shares and allocated  shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of  Directors  or the ESOP  Committee,  subject  to the ESOP  Trustees'
         fiduciary  duties.  Shares  held in the  MSBP  are  voted  by the  MSBP
         Trustees as directed by the MSBP Committee.
(3)      Includes exercisable options to purchase 11,835 shares of common stock.
(4)      Includes exercisable options to purchase 17,748 shares of common stock.
(5)      Includes exercisable options to purchase 3,500 shares of common stock.
(6)      Includes exercisable options to purchase 13,374 shares of common stock.
(7)      Includes exercisable options to purchase 17,748 shares of common stock.
(8)      Includes exercisable options to purchase 2,875 shares of common stock.

2.  PRINCIPAL STOCKHOLDERS

     The following table lists the name and address of each person or group who beneficially own more than 5% of Wells Financial's outstanding shares of common stock as of January 14, 2005. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock.

                                                                                    PERCENT OF SHARES OF
                                                        AMOUNT AND NATURE OF          COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP            OUTSTANDING
------------------------------------                    --------------------        ---------------------
Wells Federal Bank, fsb                                        113,629 (1)                   10.5%
Employee Stock Ownership Plan
53 First Street, S.W. Wells, Minnesota 56097

Opportunity Partners, L.P.                                     100,898 (2)                   9.3%
60 Heritage Drive
Pleasantville, New York  10570

Advisory Research, Inc.                                         74,804 (3)                   6.9%
180 North Stetson Street, Suite 5780
Chicago, IL 60601

Millenium Partners, L.P.                                        56,939 (4)                   5.3%
666 Fifth Avenue
New York, New York  10103

------------
(1)  The Bank's Employee Stock Ownership Plan ("ESOP") purchased such shares for the exclusive  benefit of ESOP  participants  with funds  borrowed from the
     Company.  These  shares are held in a suspense  account  and are  allocated among ESOP  participants  annually on the basis of compensation as the ESOP debt is repaid.
(2)  Based on a Schedule 13D/A filed with the SEC on December 2, 2004.
(3)  Based on a 13G filed with the SEC on September 30, 2004.
(4)  Based on information provided by Millenium Partners, L.P.

3.   SECURITIES TRANSACTIONS

     During the 60 days prior to January 20, 2005, Wells Financial and its executive officers and directors did not effect any transactions in the common stock other than (i) the purchase by Wells Financial of 88,056 shares on December 3, 2004 at a per share price of $31.50 in its modified Dutch auction tender offer and (ii) the acquisition of 3,131 shares of common stock by Lonnie
R. Trasamar upon the exercise of options of which 2,046 shares were withheld to pay the aggregate exercise price. In addition to the shares repurchased in the tender offer, Wells Financial repurchased 1,725 shares during the quarter ended June 30, 2004 at prices ranging from $24.10 per share to $25.24 per share for an average price paid of $24.88 per share. There were no other stock repurchases during the past two years.

                                                                       EXHIBIT I
                                                                       ---------

CAPITAL RESOURCES GROUP, INC.
11250 Roger Bacon Drive * The Atrium 19 * Reston, Virginia 20190 * Phone (703) 464-9055 * Fax (703) 464-9058




                               September 27, 2004

Board of Directors
Wells Financial Corp.
53 First Street, SW
Wells, MN 56097

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Wells Financial Corp. (the "Company") of the Company's offer to purchase up to 150,000 shares, or approximately 12.9 percent of outstanding common stock, at a price range between $29.50 to $31.50 per share. The Company is conducting the offer through a procedure commonly called a "modified Dutch auction". This procedure will allow the Company's stockholders to choose a price within the above range at which they are willing to sell their shares to the Company. The Company will review the prices chosen by stockholders for all of the shares properly tendered. The Company will then select the lowest price that will enable it to buy up to 150,000 shares. If, after the tender offer expires, the number of record holders of the Company exceeds 300, then the Company intends to initiate a reverse stock split in a manner that will ensure that the number of stockholders is reduced to below 300. This result will make the Company eligible for deregistration under the Securities Exchange Act of 1934. If stockholders are cashed out as a result of the reverse stock split, they will receive the same price per share as the price per share determined pursuant to the tender offer. If the Company undertakes a reverse stock split, it may immediately thereafter initiate a forward stock split in order to increase the number of issued and outstanding shares of common stock to pre-reverse stock split levels, less any fractional shares that are cashed out in the reverse stock split. It is our understanding that the laws of the State of Minnesota, in which the Company is incorporated, allow reverse and forward stock splits to be completed without obtaining stockholder approval.

     Capital Resources Group, Inc. ("CRG") is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial analyses and valuations of business enterprises and securities in connection with mergers and acquisitions, valuations for mutual-to-stock conversions of thrifts, initial and secondary offerings, tender offers, divestitures and other corporate purposes. In the normal course of our activities, CRG, its affiliates and its management may, from time to time, effect transactions and hold long or short positions in the Company. We believe that, except for the fee we will receive for our opinion and other fees to be received in connection with the transaction, we are independent of the Company.

In rendering our opinion, CRG has made inquiries of members of the Company's senior management and Malizia Spidi & Fisch, PC, legal counsel for the Company. In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial condition and operating performance of the Company, including among other things, the following: (i) the Offer to Purchase;
(ii) the Annual Reports to Stockholders  and Annual Reports

CAPITAL RESOURCES GROUP, INC.
Board of Directors
September 27, 2004
Page 2

on Form 10-K for the three years ended December 31, 2003 of the Company; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company through June 30, 2004 and certain other communications from the Company to its stockholders; (iv) the Bank's annual and quarterly financial reports submitted to various regulatory agencies; and (v) other financial information concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis. We have also held discussions with senior management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects and such other matters we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent tender offers and going private transactions in the bank and thrift industries and performed such other studies and analyses as we considered appropriate.

     We have also considered recent developments and conditions in the equity market for thrift institutions and such financial and pricing factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the impact of stock repurchases on the Company's pro forma earnings per share and book value; (ii) the Company's recent trading activity and the pricing characteristics of stock of comparable thrift institutions demonstrating similar asset size and capital ratios as well as similar earnings ratios, and similar market area; (iii) pricing premiums paid in recent tender offers and other types of stock repurchase transactions that are similar to the Company's transaction; (iv) pricing characteristics (particularly price/earnings and price/book value ratios) related to the price range of the Company's tender offer; and (v) a discounted cash flow analysis of the Company.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us by the Company or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and operating budgets provided to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with the Company's confirmation, that the aggregate allowances for loan and lease losses for the Company are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property and other assets of the Company. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
September 27, 2004
Page 3



Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the price range of the tender offer is fair, from a financial point of view, to stockholders of the Company, including both those stockholders who receive cash in the tender offer or reverse stock split and those stockholders who will remain stockholders after the tender offer and reverse stock split.


                                      Very truly yours,

                                      /S/ CAPITAL RESOURCES GROUP, INC.

                                      CAPITAL RESOURCES GROUP, INC.